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                                                                    EXHIBIT 99.1


[TERAFORCE TECHNOLOGY CORPORATION LOGO]


                    TERAFORCE TECHNOLOGY RECEIVES NOTICE FROM
                        NASDAQ CONCERNING LISTING STATUS


NEWS RELEASE


Contact:      Patty Dickerson, Investor Relations - 469-330-4969

RICHARDSON, TEXAS (April 9, 2001) - TeraForce Technology Corporation (NASDAQ:
TERA) today announced that on April 3, 2001 it received notice of a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). Accordingly, the Company's common stock is subject to de-listing from the Nasdaq SmallCap Market.

The Company has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. The Company believes that progress in its operations and the new product initiatives that it has implemented in the past few months will ultimately lead to a recovery in the price of the Company's common stock. There can be no assurance that the Panel will grant the Company's request for continued listing. During the review process, the de-listing process will be stayed and the Company's common stock will continue to be listed on the Nasdaq SmallCap Market. Should the common stock be de-listed from the Nasdaq SmallCap Market, it may be eligible for inclusion in the OTC Bulletin Board operated by Nasdaq.

ABOUT TERAFORCE TECHNOLOGY CORPORATION
Based in the Richardson, Texas, Telecom Corridor, TeraForce Technology Corporation (NASDAQ: TERA) designs, develops, produces and sells DSP (digital signal processing) products and optical networking equipment, and also provides high-value product design and development services to telecommunications and networking companies. TeraForce's primary business units are DNA Enterprises, Inc., www.dnaent.com, and DNA Computing Solutions, Inc., www.dnacomputingsolutions.com. Further information about TeraForce Technology Corporation can be accessed at www.teraforcetechnology.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not utilize electronic "bulletin boards" as a means of disseminating information. The Company's officers, directors, employees and representatives are prohibited by Company policy from participating in such forums in regards to the Company.